SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549




                            FORM 8-K

                         CURRENT REPORT




             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


                Date of Report: October 26, 1995




                PACIFIC GAS AND ELECTRIC COMPANY
     (Exact name of registrant as specified in its charter)



California                    1-2348              94-0742640

(State or other juris-      (Commission         (IRS Employer
diction of incorporation)   File Number)   Identification Number)

77 Beale Street, P.O.Box 770000, San Francisco, California 94177
       (Address of principal executive offices) (Zip Code)






Registrant's telephone number, including area code:(415) 973-700


Item 5.  Other Events

A.	Diablo Canyon Outage

Under the Diablo Canyon rate case settlement (Diablo Settlement), revenues for the Company's Diablo Canyon Nuclear Power Plant (Diablo Canyon) are based primarily on the amount of electricity generated by the plant. Accordingly, the Company will report significantly lower revenues for Diablo Canyon during any extended outages, including refueling outages. Under the current pricing provided in the Diablo Settlement, each Diablo Canyon operating unit contributes approximately $2.9 million in revenues per day at full operating power in 1995, and $2.7 million per day in 1996.

On September 30, 1995, the Company commenced a scheduled refueling outage at Unit 1, which was budgeted to last 45 days. On October 21, 1995, an electrical short occurred in Unit 1, causing a transformer to catch fire. The Company is currently assessing its options in respect of repairing or replacing the damaged transformer and at this time it is uncertain as to the extent of the delay in restarting Unit 1.
Under the various options being considered, the ongoing outage at Unit 1 could extend from 5 to 75 days beyond its current 45-day scheduled duration. As a result, the Company believes that there may be a significant adverse impact on its results of operations.


                           SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                              PACIFIC GAS AND ELECTRIC COMPANY


                                  BRUCE R. WORTHINGTON
                              By ________________________________
                                 BRUCE R. WORTHINGTON
                                 Senior Vice President and
                                 General Counsel


Dated:  October 26, 1995